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Press Release Source: Gyrodyne Company of America, Inc.

ISS Recommends That Shareholders Vote for All Gyrodyne Proposals

Tuesday October 19, 1:45 pm ET

ST. JAMES, N.Y., Oct. 19 /PRNewswire-FirstCall/ -- Gyrodyne Company of America, Inc. (Nasdaq: GYRO - News) today announced that Institutional Shareholder Services ("ISS"), widely recognized as the leading independent proxy advisory firm in the nation, recommended that the Company's shareholders vote "FOR" all of the proposals.

The Company's annual meeting of shareholders will be held on November 11, 2004 at 11:00 a.m. local time at Flowerfield Celebrations in Saint James, New York.

The Company is asking its shareholders to elect four Directors and to ratify the selection of independent auditors. Gyrodyne nominated four sitting board members for election including the Company's CEO, Stephen V. Maroney. The three additional members include Elliot H. Levine, Ronald J. Macklin and Philip F. Palmedo.

"We are pleased that ISS recommended that shareholders vote in favor of all proposals," said Peter Pitsiokos, Executive Vice President and General Counsel of the Company.

About Gyrodyne Company of America, Inc. ("Gyrodyne")

Gyrodyne owns and operates a 314 acre site and buildings approximately 50 miles east of New York City on the north shore of Long Island. The Company is also a limited partner in the Callery Judge Grove, L.P. which owns a 3,500+/- acre property in Palm Beach County, Florida. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to the effect of economic and business conditions, including risk inherent in the Long Island, New York real estate market, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this press release.




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Source: Gyrodyne Company of America, Inc.